Exhibit 10.48

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”), is entered into as of the ___ day of June, 2021 (“Effective Date”), between MJ HOLDINGS, LLC, a Nevada Limited Liability Company (“Client”) and WOLFPACK CONSULTING, LLC, a Nevada Limited Liability Company (“Consultant”).

WHEREAS, Client is a holding company engaged in development, cultivation, and production associated with its various cannabis licenses and leases.

WHEREAS, part of Consultant’s business is to investigate and locate various properties for the expansion of Client’s business in other states and countries including, without limitation, Greece, North Carolina and South Carolina.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the adequacy and sufficiency of which is hereby acknowledged, Client and Consultant agree as follows:

1. Term. This Agreement shall begin on the date hereof and end upon the earlier of: (a) the first anniversary of the Effective Date (i.e., one year), or (b) either party’s receipt of written notice from the other party of its intent to terminate this Agreement after the expiration of the first anniversary (the “Term”).

2. Services. Consultant shall use its commercially reasonable efforts and adequate business time and attention to identify various properties that may fit into Client’s business model to develop, cultivate, and produce marijuana related products.

3. Compensation. Consultant shall be paid the sum of Twenty-Five Thousand Dollars ($25,000.00) within three (3) days of execution of this Agreement.

4. Confidentiality. The term “Confidential Information” shall include any proprietary information, in whatever form, that: (a) is provided by Client to Consultant, including information regarding Client’s businesses, finances, prospects, operations, products, employees, technologies, contact lists, and financial models (including not only written information but also information transferred verbally, visually, electronically or by any other means); or (b) concerns any agreements that Consultant may aid Client in entering into; or (c) consists of analysis and/or any other internal non-redacted memoranda, or other documents prepared by the Consultant derived from, or including material portions of, the Confidential Information. Confidential Information shall not include any information that: (i) is already known to the Consultant at the time of its disclosure; (ii) is or becomes publicly known through no wrongful act of the Consultant; (iii) is communicated to a third party with the express written consent of Client; or (v) is lawfully required to be disclosed, provided that before making such disclosure, the Consultant shall immediately give the Client written notice and cooperate in the Client’s actions to assure confidential handling of such information. The Consultant shall safeguard and keep confidential the Confidential Information and shall not disclose any Confidential Information to any other person or entity. The Consultant shall not use the Confidential Information for any purpose other than those related to the Services. All such Confidential Information and any copies obtained thereof shall be returned to the Client promptly upon its written request and shall not be retained in any form by Consultant. The obligations of Consultant under this Paragraph 4 shall apply to Consultant both during the Term and thereafter.

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5. Non-Circumvent: Client may learn the names and telephone numbers of potential buyers for their License (hereinafter sometimes referred to as the “Contacts”), that would not otherwise be available to them through their own due diligence without the same being provided by Consultant. The Parties acknowledge, accept and agree that the identities of the aforementioned persons/entities will be recognized by Client as exclusive and valuable Contacts of the Consultant. Client agrees to keep confidential the names of any Contacts introduced or revealed to them by Consultant, and Client agrees that they will not contact, deal with, negotiate or participate in any transactions with any of the Contacts without the signed written consent of the Consultant. The Client agrees that Consultant shall be entitled to compensation as set forth herein for any purchase and/or use of their License as set forth hereinabove.

6. Exclusivity. Client hereby agrees that during the Term of this Agreement Consultant shall be the sole and exclusive provider of the services provided for herein, and Client shall not engage any other person or entity to provide them the services contemplated in this Agreement.

7. No Partnership. Consultant and its agents and employees will perform their duties and obligations under this Agreement as independent contractors. Nothing contained in this Agreement will be construed as creating an employment, agency, partnership, joint owner, or joint venture relationship between the parties.

8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without regard to its conflicts of laws rules.

9. Amendment. This Agreement may not be altered or amended except in writing signed by Client and Consultant.

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10. No Waiver. The failure of any party hereto at any time to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other terms, provision, warranty, representation, agreement or covenant herein contained

11. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the transactions contemplated and supersedes all prior agreements, understandings, letter of intent and negotiations, both written and oral, among the parties with respect thereto.

12. Venue & Jurisdiction. The Parties hereby irrevocably submit to the sole and exclusive venue and jurisdiction of the courts sitting in Clark County, Nevada for any suit, action or proceeding arising out of or relating to this Agreement or any related transaction between the Parties. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which may now or hereafter be made to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one in the same instrument.

14. Severability. If any term or provision of this agreement or the performance thereof shall to any extent by invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this agreement or extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the Effective Date.

CONSULTANT:

WOLFPACK CONSULTING, LLC

By:
John T. Medlen, Manager

CLIENT:

MJ HOLDINGS, LLC

By:
Roger Bloss
Chief Executive Officer

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